Exhibit 5.1

Rio Tinto plc 6 St James’s Square London SW1Y 4AD United Kingdom
7 March 2025

The Directors
Rio Tinto plc
6 St. James’s Square
London, SW1Y 4AD

Ladies and Gentlemen,

This opinion is given in connection with the registration under the United States Securities Act of 1933, as amended ( of 1,130,000 ordinary shares of 10p each in the capital of Rio Tinto plc, a company registered in England and Wales, to be issued in connection with the Rio Tinto plc Equity Incentive Plan 2018 (the “ Rio Tinto plc Equity Incentive Plan 2018”).

This opinion is limited to English law as applied by the English courts and is given on the basis that it will be governed by and be construed in accordance with English law.

I have examined and relied on copies of such corporate records and other documents, including the Registration Statement, and reviewed such matters of law as I have deemed necessary or appropriate for the purpose of this opinion.

On the basis of, and subject to, the foregoing and having regard to such consideration of English law in force at the date of this letter as I consider relevant, I am of the opinion that:

(i)	the Company has been duly organized and is an existing corporation in good standing under the laws of England and Wales; and

(ii)	any ordinary shares of 10p each to be issued by Rio Tinto plc pursuant to and in accordance with the Rio Tinto plc Equity Incentive Plan 2018 will, when issued and delivered pursuant to the Company’s Memorandum and Articles of Association and in accordance with the Rio Tinto plc Equity Incentive Plan 2018, be validly issued, fully paid and non-assessable (i.e., no further contributions in respect thereof will be required to be made to the Company by the holders thereof, by reason only of their being such holders).
I consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 relating to such ordinary shares in the capital of Rio Tinto plc. In giving such consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act.

This opinion is rendered as of the date above and I disclaim any obligation to advise you of facts, circumstances, events or developments which may alter, affect or modify the opinion expressed herein.

Yours faithfully,

/s/ Steve Allen .

Steve Allen
Solicitor
Deputy Chief Legal Officer
Rio Tinto plc